Exhibit 10-v

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Chiquita

Brands

International

CYRUS F. FREIDHEIM, JR.

Chairman of the Board

Chief Executive Officer

CONFIDENTIAL

July 23, 2003

Mr. Jeffrey Benjamin

Apollo Management, L.P.

1301 Avenue of the Americas

New York, New York 10019

Dear Jeff:

For good order, I believe it would be desirable to put our agreement on CEO comp in the record.

We are beginning the search now with the target of completing it by year end. The preference would be for me to remain as Chairman for a period to be determined when we elect a new CEO.

Compensation arrangements would be:

•	Normal salary and bonus through year end 2003 or beyond if I continue as CEO.

•	30,000 shares of restricted stock in January 2004 with two year vesting.

•	Continued eligibility for awards under the Long Term Incentive Program for the performance years 2004 and 2005.

–	Specifically, on plan performance would result in awards of $1,185K for each year in restricted stock with two year vesting.* The same proportionate awards would be made for over and under plan performance as for other plan participants.

–	Eligibility would depend on my continuation as director.

•	No other special compensation would be paid for my work as non-executive chairman beyond normal director’s fees.

250 East Fifth Street, Cincinnati, Ohio 45202 U.S.A.

(513) 784-8985 / Fax: (513) 564-2934

eMAIL: cfreidheim@chiquita.com

* Now one year. At the time this letter was signed, the Compensation & Organizational Development Committee was considering 2-year vesting of restricted stock awards made under the Long Term Incentive Program. As actually approved by the Committee on August 8, 2003, the restricted stock vests after one year.

Mr. Jeffrey Benjamin

July 23, 2003

Page Two

Stock options and restricted stock grants and awards would vest if I were to leave the board at the board’s request, for health reasons or after January 1, 2004 at the government’s request. Should that occur I would forfeit eligibility for unearned LTIP restricted stock awards.

Exercise rights on stock options would extend for the normal period for a retirement (i.e., 3 years).

Approved on behalf of the Compensation Committee of the Board:	Agreed:

/s/ JEFFREY D. BENJAMIN	/s/ CYRUS F. FREIDHEIM, JR.
Jeffrey D. Benjamin Chairman	Cyrus F. Freidheim, Jr.

7-24-03	7-23-04
Date	Date